                                                                   Exhibit 99(b)



                                                                  EXECUTION COPY



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                                 LOAN AGREEMENT


                            Dated as of April 2, 2002


                                     between


               SHL TELEMEDICINE NORTH AMERICA, INC., As Borrower,

                                       and

                            BANK LEUMI USA, As Bank.




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                                TABLE OF CONTENTS

                                                                                                                PAGE
SECTION 1.        DEFINITIONS AND ACCOUNTING TERMS................................................................1

         1.1      DEFINED TERMS:..................................................................................1
         1.2      ACCOUNTING TERMS.  .............................................................................5

SECTION 2.        FINANCING.......................................................................................5

         2.1      TERM LOAN.......................................................................................5
         2.2      PRINCIPAL.......................................................................................5
         2.3      INTEREST RATE, FEES AND OTHER CHARGES...........................................................5
         2.4      PREPAYMENT......................................................................................8
         2.5      MANNER OF PAYMENT...............................................................................8

SECTION 3.        CONDITIONS PRECEDENT............................................................................9

         3.1      CONDITIONS TO MAKING THE TERM LOAN..............................................................9

SECTION 4.        REPRESENTATIONS AND WARRANTIES..................................................................9

         4.1      ORGANIZATION...................................................................................10
         4.2      AUTHORIZATION..................................................................................10
         4.3      NO CONFLICTS...................................................................................10
         4.4      COMPLIANCE AND OTHER AGREEMENTS................................................................11
         4.5      ERISA..........................................................................................11
         4.6      INVESTMENT COMPANY.............................................................................12
         4.7      APPROVALS AND CONSENTS.........................................................................12
         4.8      REGULATION U; SECURITIES EXCHANGE ACT OF 1934..................................................12
         4.9      USE OF FUNDS...................................................................................12
         4.10     TAXES..........................................................................................12
         4.11     LITIGATION.....................................................................................13
         4.12     DISCLOSURE.....................................................................................13

SECTION 5.        AFFIRMATIVE COVENANTS..........................................................................13

         5.1      PRESERVATION OF EXISTENCE......................................................................13
         5.2      MAINTENANCE OF INSURANCE.......................................................................13
         5.3      PAYMENT OF TAXES...............................................................................13
         5.4      INSPECTION.....................................................................................13
         5.5      ACCOUNTING; FINANCIAL STATEMENTS AND OTHER INFORMATION.........................................14
         5.6      COMPLIANCE.....................................................................................15


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
         5.7      ERISA..........................................................................................15
         5.8      CHANGE IN BUSINESS.............................................................................16
         5.9      NOTIFICATION TO BANK...........................................................................16
         5.10     FURTHER ASSURANCES.............................................................................16

SECTION 6.        INTENTIONALLY OMITTED..........................................................................16

SECTION 7.        EVENTS OF DEFAULT/REMEDIES.....................................................................16

         7.1      EVENTS OF DEFAULT..............................................................................18
         7.2      REMEDIES.......................................................................................19

SECTION 8.        MISCELLANEOUS..................................................................................19

         8.1      EXPENSES.......................................................................................19
         8.2      SURVIVAL OF AGREEMENT..........................................................................19
         8.3      NO WAIVER; CUMULATIVE REMEDIES.................................................................19
         8.4      NOTICES AND DELIVERIES.........................................................................22
         8.5      AMENDMENTS AND WAIVERS.........................................................................22
         8.6      APPLICABLE LAW.................................................................................22
         8.7      SUCCESSORS.....................................................................................22
         8.8      PARTIAL INVALIDITY.............................................................................22
         8.9      HEADINGS AND WORD MEANINGS.....................................................................22
         8.10     WAIVER OF JURY TRIAL...........................................................................22
         8.11     JURISDICTION; SERVICE OF PROCESS.  ............................................................22
         8.12     INDEMNITY......................................................................................23
         8.13     MARSHALLING; RECOURSE TO SECURITY; PAYMENTS SET ASIDE..........................................23
         8.14     SET-OFF........................................................................................23
         8.15     COUNTERPARTS; FACSIMILE SIGNATURE..............................................................24


                                 LOAN AGREEMENT


         LOAN AGREEMENT, dated as of April 2, 2002, among SHL TELEMEDICINE NORTH AMERICA, INC., a Delaware corporation having its principal office at c/o Brian Alperstein, Lasa, Monroig & Veve, 2121 K Street, N.W., Suite 800, Washington, D.
C. 20037 (the "Borrower"), and BANK LEUMI USA, a New York banking corporation having an office at 562 Fifth Avenue, New York, New York 10036 (the "Bank").

                                R E C I T A L S:

         The Borrower desires the Bank, and the Bank is willing, subject to and upon the terms and conditions set forth in this Agreement and in the "Financing Agreements" (as hereinafter defined), to make a term loan to the Borrower in the principal sum of $24,000,000.

         NOW, THEREFORE, IT IS AGREED:

         SECTION 1. DEFINITIONS AND ACCOUNTING TERMS.

         1.1      DEFINED TERMS.  :

         "ACQUISITION CORP." shall mean SHL TeleMedicine Acquisition Corp., a Delaware corporation, and shall not include Target Corp.

         "AFFILIATE" shall mean, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with, such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with") when used with respect to any specified Person, shall mean the power to direct or cause the direction of the actions, management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and whether or not such power is actually exercised.

         "AGREEMENT" shall mean this Loan Agreement, as amended, modified or supplemented from time to time in accordance with its terms.

         "BANK" shall mean Bank Leumi USA, and its successors and assigns.

         "BLITA" shall mean Bank Leumi Le-Israel B.M., and its successors and assigns.

         "BORROWER" shall mean SHL TELEMEDICINE NORTH AMERICA, INC., a Delaware corporation and the holder of all of the issued and outstanding shares of capital stock of Acquisition Corp.

         "BUSINESS DAY" shall mean any day other than (i) a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required to close under the laws of the State of New York, and (ii) when used with respect to any LIBOR Loan, such definition shall also exclude any day on which commercial banks in London are not open for dealing in Dollar deposits in the London Interbank Market.

         "CLOSING DATE" shall mean the date of this Agreement.

         "COMMONLY CONTROLLED ENTITY" means an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 414(b) or 414(c) of the Internal Revenue Code of 1986, as amended, but excluding Target Corp. and its Subsidiaries.

         "DOLLARS" and the symbol "$" shall mean lawful currency of the United States of America.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereof.

         "EUROCURRENCY RESERVE REQUIREMENT" shall mean, with respect to any LIBOR Loan for any Interest Period therefor, the daily average of the stated maximum rate (expressed as a decimal) at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained by the Bank during such Interest Period under Regulation D against "Eurocurrency Liabilities" (as such term is used in Regulation D) but without benefit or credit of proration, exemptions, or offsets that might otherwise be available to the Bank from time to time under Regulation D. Without limiting the effect of the foregoing, the Eurocurrency Reserve Requirement shall reflect any other reserves required to be maintained by the Bank against (i) any category of liabilities that includes deposits by reference to which the LIBOR Rate for LIBOR Loans is to be determined; or (ii) any category of extension of credit or other assets that include LIBOR Loans.

         "FINANCING AGREEMENTS" shall mean the following agreements and instruments (as such agreements and instruments may be hereafter amended, modified or supplemented in accordance with their respective terms): (i) the Term Note, and (ii) any other supplementary agreements or instruments now or hereafter delivered to the Bank by the Borrower in connection with the Term Loan.

         "IAS" shall mean international accounting standards applied on a consistent basis.

         "INTEREST PERIOD" shall mean, with respect to any LIBOR Loan (i) initially, the period commencing on the Closing Date and ending on the same day six (6) months thereafter, and (ii) thereafter, each period commencing on the last day of the next preceding Interest Period and ending on the same day six months thereafter; PROVIDED, HOWEVER, that (i) each such Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month; (ii) no Interest Period may extend beyond the Maturity Date; and (iii) if an Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended to the next Business Day, unless such Business Day would fall in the next calendar month, in which event such Interest Period shall end on the immediately preceding Business Day.

         "LIBOR RATE" shall mean, for each LIBOR Loan, the rate per annum (rounded upward, if necessary, to the nearest 1/16 of 1%) determined by the Bank to be equal to the quotient of (i) the London Interbank Offered Rate for such LIBOR Loan for such Interest Period divided by (ii) one minus the Eurocurrency Reserve Requirement for such Interest Period.

         "LIBOR LOAN" shall mean the Term Loan, or any part thereof, when and to the extent that the interest rate therefor is determined by reference to the LIBOR Rate as provided in Section 2.3 hereof.

         "LONDON INTERBANK OFFERED RATE" applicable to any Interest Period for a LIBOR Loan means: (i) the rate quoted by the British Bankers Association in London as its "LIBOR" rate for U.S. dollar deposits at or about 11:00 a.m., London time, on the second Business Day prior to the commencement of the Interest Period; provided, however, that if the Bank adopts generally in its business a different rate quoting system or service for obtaining the rate of interest commonly known as "LIBOR" for U.S. dollar deposits, then upon giving prompt notice to the Borrower of the adoption of such alternative rate quoting system or service, such alternative rate quoting system or service shall be utilized for determining "LIBOR" in lieu of the rate quoted by the British Bankers Association, and (ii) if the rate may not be determined by the Bank as provided in the preceding clause (i) for any reason, as determined by the Bank in its reasonable judgment, then the rate equal to the rate of interest per annum determined by the Bank to be the arithmetic mean (rounded upward to the next 1/16th of 1%) of the rates of interest per annum at which U.S. dollar deposits in the approximate amount of the amount of the Term Loan continued hereunder by the Bank and having a maturity comparable to such Interest Period would be offered to the Bank in the London Interbank market at its request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period.

         "MATURITY DATE" shall mean the date that is the second anniversary date of this Agreement.

         "MERGER AGREEMENT" shall mean the Agreement and Plan of Merger, dated as of February 7, 2002, among SHL TeleMedicine Ltd., an Israeli company, Acquisition Corp. and Target Corp.

         "MULTIEMPLOYER PLAN" shall mean a Plan described in Section 4001(a)(3) of ERISA.

         "OBLIGATIONS" shall mean all obligations, liabilities and indebtedness of the Borrower to the Bank under this Agreement and the Financing Agreements, whether now existing or hereafter created, direct or indirect, due or not, including, without limitation, all obligations, liabilities and indebtedness of the Borrower with respect to the Term Loan and all fees, costs, expenses and indemnity obligations hereunder or thereunder.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

        "PERSON" shall mean an individual, partnership, joint venture, firm, corporation, trust, or other business or legal entity.

         "PLAN" shall mean any pension plan which is covered by Title IV of ERISA and in respect of which the Borrower or a Commonly Controlled Entity is an "employer" as defined in Section 3(5) of ERISA.

         "PROHIBITED TRANSACTION" shall mean any transaction set forth in
Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended from time to time, other than a transaction for which an administrative or statutory exemption is available.

         "REFERENCE RATE" shall mean the rate of interest designated by the Bank, and in effect from time to time, as its "Reference Rate", adjusted when said Reference Rate changes.

         "REGULATION U" shall mean Regulation U of the Board of Governors of the Federal Reserve System as amended or supplemented from time to time.

         "REGULATION X" shall mean Regulation X of the Board of Governors of the Federal Reserve System as amended or supplemented from time to time.

         "REPORTABLE EVENT" shall mean any of the events set forth in Section 4043(c) of ERISA, for which notice has not been waived by the PBGC.

         "SUBSIDIARY" shall mean a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by the Borrower; provided that the term "Subsidiary" shall not include Target Corp. or its Subsidiaries.

         "TARGET CORP." shall mean Raytel Medical Corporation, a Delaware corporation, and its successors.

         "TERM LOAN" shall have the meaning set forth in Section 2.1 hereof.

         "TERM NOTE" shall have the meaning set forth in Section 2.1 hereof.

         1.2 ACCOUNTING TERMS. Except as set forth in the next sentence, all accounting terms not specifically defined herein shall be construed in accordance with IAS, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles. The Borrower shall have the right, exercisable by giving notice to the Bank no later than December 31, 2002, to elect to utilize United States generally accepted accounting principles ("GAAP") in lieu of IAS, and upon making such election all references in this Agreement to IAS shall mean GAAP.

         SECTION 2. FINANCING.

         2.1 TERM LOAN. Subject to the terms and conditions set forth in this Agreement and the Financing Agreements, concurrently with the execution and delivery of this Agreement, the Bank shall lend the Borrower the principal sum of $24,000,000 (the "Term Loan"). The Borrower shall evidence its obligation to pay the principal of and interest on the Term Loan by executing and delivering to the Bank a promissory note in the principal sum of $24,000,000 in the form annexed hereto as Exhibit A (the "Term Note"). The principal of, and interest on, the Term Loan shall be paid by the Borrower as set forth in the Term Note and this Agreement. The Borrower hereby authorizes the Bank to disburse the proceeds of the Term Loan to the account of Acquisition Corp. at the Bank.

         2.2 PRINCIPAL. The outstanding principal sum of the Term Loan shall be paid as follows:

                  (i) $5,000,000 on the first anniversary of the date of this Agreement; and

                  (ii) the outstanding principal balance of the Term Loan shall be paid in full on the Maturity Date.

         2.3      INTEREST RATE, FEES AND OTHER CHARGES.

                  2.3.1 LIBOR RATE. Except as otherwise expressly provided in this Section 2.3, the Borrower shall pay interest to the Bank on the outstanding and unpaid principal amount of the Term Loan at a rate per annum equal to the LIBOR Rate plus 0.57%; provided that under the circumstances set forth in clause
(ii) of the proviso to the definition of Interest Period (i.e., the Interest Period would extend after the Maturity Date), the outstanding principal sum of the Term Loan during such period shall bear interest at a rate per annum equal the Reference Rate .

                  2.3.2 AVAILABILITY OF LIBOR LOANS. The Bank shall, as soon as practicable after 11:00 a.m., New York City time, two (2) Business Days prior to the commencement of any Interest Period (other than the initial Interest Period, for which the Bank shall determine the LIBOR Rate as soon as practicable after 11:00 a.m., New York City time, on the Closing Date) determine the LIBOR Rate applicable for such Interest Period and such LIBOR Rate shall be applicable during such Interest Period. In the event the Bank shall have determined (which determination shall be conclusive and binding upon the Borrower) that Dollar deposits in an amount approximately equal to the LIBOR Loan with maturities comparable to the Interest

Period are not generally available at such time in the London Interbank Market, or the rate at which such Dollar deposits are being offered will not adequately and fairly reflect the cost to the Bank of making or maintaining a LIBOR Rate on the LIBOR Loan or of funding the same in the London Interbank Market during such Interest Period, or reasonable means do not exist for ascertaining a LIBOR Rate, or a LIBOR Rate on the LIBOR Loan would be in excess of the maximum interest rate which the Borrower may by law be required to pay, the Bank shall so notify the Borrower and the LIBOR Loan shall, on the date that otherwise would have been the first date of the Interest Period and at all times thereafter until the Bank notifies the Borrower that the circumstances giving rise to such suspension no longer exist, bear interest at a rate per annum equal the Reference Rate.

                  2.3.3    CALCULATION OF INTEREST; PAYMENT.

                           (i)    Interest on the Term Loan (including all LIBOR
Loans) shall be calculated on the basis of the actual number of days elapsed in a 360-day year.

                           (ii)   Interest due on any LIBOR Loan shall be due
and payable on the last day of the Interest Period with respect thereto, and at maturity of the Term Loan. Whenever interest due on the Term Loan or any portion thereof (as the case may be) shall be calculated by reference to the Reference Rate, interest shall be due and payable on the outstanding principal sum of the Term Loan or such portion (as the case may be) on the last day of each month.

                  2.3.4 ILLEGALITY. Notwithstanding any other provision in this Agreement, if the Bank determines that any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for the Bank to maintain or fund its LIBOR Loans or to give effect to its obligations as contemplated hereby, then upon notice by the Bank to the Borrower, any LIBOR Loan bearing interest determined by reference to the LIBOR Rate shall be automatically converted to (and shall at all times thereafter, until the Bank notifies the Borrower that such circumstances no longer exist, remain as) a loan bearing interest at the Reference Rate, but in no event in excess of the maximum rate of interest permitted to be charged to the Borrower pursuant to applicable law.

                  2.3.5 INCREASED COSTS. The Borrower shall pay to the Bank from time to time such amounts as the Bank may determine to be necessary to compensate the Bank for any costs incurred by the Bank which the Bank determines are attributable to its making or maintaining any LIBOR Loan hereunder, or any reduction in any amount receivable by the Bank under this Agreement or the Term
Note in respect of any LIBOR Loans (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any change after the date of this Agreement in U.S. federal, state, municipal, or foreign laws or regulations (including Regulation D), or the adoption or making after such date of any interpretations, directives, or requirements applying to a class of banks including the Bank of or under any U.S. federal, state, municipal, or any foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof ("Regulatory Change"), which changes the basis of taxation of any amounts payable to the Bank under this Agreement or the Term Note in respect of any of such LIBOR Loans (other than taxes imposed on the overall net income of the Bank for any of such Loans); or imposes or modifies any reserve, special deposit, compulsory loan, or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, the Bank (including any of such LIBOR Loans or any deposits referred to in the definition of LIBOR Rate; or imposes any other condition affecting this Agreement or the Term Note (or any of such extensions of credit or liabilities). The Bank will notify the Borrower of any event occurring after the date of this Agreement which will entitle the Bank to compensation pursuant to this Section 2.3.5 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation.

                  Determinations by the Bank for purposes of this Section 2.3.5 of the effect of any Regulatory Change on its costs of making or maintaining LIBOR Loans or on amounts receivable by it in respect of LIBOR Loans, and of the additional amounts required to compensate the Bank in respect of any Additional Costs, shall be conclusive, provided that such determinations are made on a reasonable basis.

                  2.3.6 RISK-BASED CAPITAL. In the event the Bank determines that compliance with any judicial, administrative, or other governmental interpretation of any law or regulation or compliance by the Bank or any corporation controlling the Bank with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) has the effect of requiring an increase in the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank, and the Bank determines that such increase is based upon its obligations hereunder, and other similar obligations, the Borrower shall pay to the Bank such additional amount as shall be certified by the Bank to be the amount allocable to the Bank's obligations to the Borrower hereunder. The Bank will notify the Borrower of any event occurring after the date of this Agreement that will entitle the Bank to compensation pursuant to this Section 2.3.6 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation.

                  Determinations by the Bank for purposes of this Section 2.3.6 of the effect of any increase in the amount of capital required to be maintained by the Bank and of the amount allocable to the Bank's obligations to the Borrower hereunder shall be conclusive, provided that such determinations are made on a reasonable basis.

                  For purposes of this Section 2.3.6, the term "Bank" shall include BLITA so long as it shall have a participation interest in the Term Loan.

                  2.3.7 FUNDING LOSS INDEMNIFICATION. The Borrower shall pay to the Bank, upon the request of the Bank, such amount or amounts as shall be sufficient (in the reasonable opinion of the Bank) to compensate it for any loss, cost or expenses incurred as a result of any payment of a LIBOR Loan on a date other than the last day of the Interest Period for such LIBOR Loan including, but not limited to, acceleration of the Term Loan by the Bank pursuant to Section 7. Such compensation shall be an amount equal to the excess (if any) of (i) the amount of interest that otherwise would have accrued on the principal amount so prepaid for the period from the date of such prepayment to the last day of the then current Interest Period for such LIBOR Loan at the applicable rate of interest for such LIBOR Loan provided for herein less (ii) the amount of interest that otherwise would have accrued on such principal amount from the date of such prepayment until the end of the then current Interest Period at a rate per annum equal to the LIBOR Rate, determined as of the date of such prepayment, for maturities comparable to such period (as reasonably determined by the Bank).

                  2.3.8. WITHHOLDING INDEMNITY. The Borrower hereby agrees to indemnify and/or reimburse the Bank for any tax liability (including any penalties and interest thereon) which may be required to be withheld or paid over by the Bank to a US taxing authority as a result of the Term Loan made hereunder. Such liabilities may result from but are not limited to liabilities of the Bank as a conduit entity under Internal Revenue Code section 7701(1) and Regulations section 1.881-3. The indemnification/reimbursement obligations of the Borrower ("Reimbursement Obligations") shall not be imposed on or with respect to the overall tax on the net income of the Bank, and franchise or similar taxes which may be imposed by the United States of America or any state of the United States of America or the District of Columbia. The Reimbursement Obligations of the Borrower shall survive the repayment of the Term Loan.

                  2.3.9 OVERDUE PAYMENTS. If any payment of principal (whether due at maturity, upon acceleration or otherwise), interest or other fees or charges payable by the Borrower hereunder or under any of the Financing Agreements shall not be paid when due, the Borrower shall pay interest on the overdue payment for the period for which overdue, on demand, at 4% in excess of the interest rate specified for such period, but in no event in excess of the maximum rate permitted by applicable law.

         2.4 PREPAYMENT. The Borrower may, upon at least five (5) Business Days' notice to the Bank, prepay the Term Loan in whole or in part, together with accrued interest to the date of such prepayment on the amount prepaid and any amounts due under Section 2.3.7, provided that each partial prepayment shall be in a principal amount not less than $1,000,000. All partial prepayments made prior to the first anniversary of the date of this Agreement shall be applied first to the $5,000,000 installment due on the first anniversary of the date of this Agreement and then, if such partial prepayment exceeds $5,000,000, to the installment due on the Maturity Date.

         2.5 MANNER OF PAYMENT. All payments required to be made by the Borrower hereunder on account of principal, interest or fees shall be made in Dollars, in immediately available funds, at the office of the Bank at 564 Fifth Avenue, New York, New York 10036 by no later than 2:00 p.m., New York City time, or at such other place as the holder of the Term Note shall specify in writing. Whenever any payment hereunder, or under any of the Financing Agreements, becomes due on a day on which the Bank is closed (as required or permitted by law or otherwise), such payment shall be made not later than the next succeeding day on which the Bank is open for business, and such extension of time shall be included in the computation of interest or any other fee due, as the case may be. The Borrower authorizes (but shall not require) the Bank to debit any account maintained by the Borrower with the Bank, on any date on which a payment is due hereunder or under any of the Financing Agreements, in an amount equal to any unpaid portion of such payment.

         SECTION 3. CONDITIONS PRECEDENT.

         3.1 CONDITIONS TO MAKING THE TERM LOAN. The obligation of the Bank to make the Term Loan is subject to the conditions precedent that:

                  3.1.1 FINANCING AGREEMENTS. The Borrower shall have executed and delivered to the Bank this Agreement and the other Financing Agreements to be executed by it, and all other agreements, instruments and documents required or contemplated by this Agreement and the Financing Agreements.

                  3.1.2 OPINION OF BORROWER'S COUNSEL. The Bank shall have received a written opinion of Fulbright & Jaworski L.L.P., counsel to the Borrower, dated as of the Closing Date, in form and substance reasonably satisfactory to the Bank and its counsel.

                  3.1.3 EVIDENCE OF BORROWER CORPORATE ACTION; CERTIFICATE OF INCORPORATION AND BY-LAWS. The Bank shall have received copies of all corporate action taken by the Borrower to authorize the execution, delivery and performance of this Agreement and the Financing Agreements to be executed by it; a copy of the Borrower's Certificate of Incorporation, as amended to date; and a copy of the By-Laws of the Borrower, as amended to date. All of the foregoing documents shall be certified by the Borrower's Secretary in a Secretary's Certificate dated as of even date herewith.

                  3.1.4 REPRESENTATIONS AND WARRANTIES. All representations and warranties contained in this Agreement or otherwise made to the Bank pursuant to this Agreement or any of the Financing Agreements shall be true, complete and correct in all material respects.

                  3.1.5 EVENT OF DEFAULT. There shall exist no Event of Default (or any event which with the giving of notice or the passage of time, or both, would constitute an Event of Default).


         SECTION 4. REPRESENTATIONS AND WARRANTIES.

         In order to induce the Bank to enter into this Agreement and to make the Term Loan hereunder, the Borrower represents and warrants to the Bank as follows:

         4.1      ORGANIZATION.

                  4.1.1 The Borrower and each Subsidiary is a duly organized and validly existing corporation in good standing under the laws of its jurisdiction of incorporation with perpetual corporate existence and has all requisite right, power and authority and all necessary licenses and permits to own and operate its assets and properties and to carry on its business as now conducted and as presently proposed to be conducted. The Borrower and each Subsidiary has qualified and is in good standing as a foreign corporation in each state or other jurisdiction where the nature of its business or the ownership or use of its property requires such qualification, except such jurisdictions, if any, in which the failure to be so qualified will not have a material and adverse effect on either the conduct of its business or the ownership of its properties.

                  4.1.2 SHL TeleMedicine Ltd., an Israeli company, owns, indirectly, all of the issued and outstanding shares of capital stock of the Borrower. Schedule 4.1.2 attached hereto correctly sets forth the chain of ownership from SHL TeleMedicine Ltd. to the Borrower.

                  4.1.3 Borrower owns all of the issued and outstanding shares of capital stock of Acquisition Corp.

                  4.1.4 As of the Closing Date, Borrower does not own any equity interests, or possess any rights to obtain any equity interests, in any entity other than its interest in Acquisition Corp. and Acquisition Corp.'s rights under the Merger Agreement and the Stockholders Agreement (as defined in the Merger Agreement).


         4.2      AUTHORIZATION.

                  4.2.1 The Borrower has all requisite legal right, power and authority to execute, deliver and perform the terms and provisions of this Agreement, the Financing Agreements executed by it and all other instruments and documents delivered by it pursuant hereto and thereto. The Borrower has taken or caused to be taken all necessary action to authorize the execution, delivery and performance of this Agreement, the Financing Agreements executed by it and any other related agreements, instruments or documents delivered or to be delivered by the Borrower pursuant hereto and thereto. This Agreement, the Financing Agreements executed by the Borrower and all related agreements, instruments or documents delivered or to be delivered pursuant hereto or thereto constitute and will constitute legal, valid and binding obligations of the Borrower, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally, and to the exercise of judicial discretion in accordance with general principles of equity.

         4.3 NO CONFLICTS. Neither the execution and delivery of this Agreement, the Financing Agreements, or any of the instruments and documents delivered or to be delivered pursuant hereto or thereto, by the Borrower, nor the consummation of the transactions herein or therein contemplated, nor compliance with the provisions hereof or thereof, will violate any law, statute or regulation, or any order, writ or decree of any court or governmental instrumentality, or will conflict with, or result in the breach of, or constitute a default in any respect under, any indenture, mortgage, deed of trust, agreement or other instrument to which the Borrower is a party, or by which any of its properties may be bound or affected, or will result in the creation or imposition of any lien, charge or encumbrance upon any of its properties (except as contemplated hereunder or under the Financing Agreements) or will violate any provision of the Certificate of Incorporation or By-Laws of the Borrower, each as amended to date.

         4.4      COMPLIANCE AND OTHER AGREEMENTS.

                  4.4.1 Neither the Borrower nor any Subsidiary is in default under any indenture, mortgage, deed of trust, agreement or other instrument to which it is a party, or by which it or any of its properties may be bound or affected, except for such defaults which, individually or in the aggregate, will not have a material and adverse effect on the business, operations, property or assets or on the condition, financial or otherwise, of the Borrower or such Subsidiary.

                  4.4.2 Neither the Borrower nor any Subsidiary is in default with respect to any order, writ, injunction or decree of any court or of any federal, state, municipal or other governmental department, commission, board, bureau, agency or authority, domestic or foreign, or in violation of any law, statute or regulation, domestic or foreign, to which it is, or any of its properties are, subject, except for such defaults or violations which, in the aggregate, will not have a material and adverse effect on the business, operations, property or assets or on the condition, financial or otherwise, of the Borrower or such Subsidiary. Without limitation to the foregoing, each of the Borrower and Acquisition Corp. have made all filings with the Securities and Exchange Commission that are required to be filed by it as of the Closing Date to permit Acquisition Corp. to make a tender offer for the shares of Target Corp., and Borrower and Acquisition Corp are in compliance in all material respects with all such rules and regulations relating to the making of such tender offer.

                  4.4.3 Neither the Borrower nor any Subsidiary is a party to or bound by, nor are any of its properties bound or affected by, any agreement, deed, lease or other instrument, or subject to any charter or other corporate or partnership restriction or any judgment, order, writ, injunction, decree or award, or any law, statute, rule or regulation, any of which materially and adversely affects or in the future may (so far as the Borrower may now foresee) materially and adversely affect the business, operations, prospects, properties or assets, or the condition, financial or otherwise, of the Borrower or such Subsidiary.



         4.5 ERISA. The Borrower and each Commonly Controlled Entity are in compliance in all material respects with all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan; no notice of intent to terminate a Plan has been filed nor has any Plan been terminated; no circumstances exist which constitute grounds entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administrate, a Plan, nor has the PBGC instituted any such proceedings; neither the

Borrower nor any Commonly Controlled Entity has completely or partially withdrawn from a Multiemployer Plan; the Borrower and each Commonly Controlled Entity have met their minimum funding requirements under ERISA with respect to all of their Plans and the present fair market value of all Plan assets exceeds the present value of all vested benefits under each Plan, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA and the regulations thereunder for calculating the potential liability of the Borrower or any Commonly Controlled Entity to PBGC or the Plan under Title IV of ERISA; and neither the Borrower nor any Commonly Controlled Entity has incurred any liability to the PBGC under ERISA (other than for premiums under Section 4007 of ERISA).

         4.6 INVESTMENT COMPANY. The Borrower is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

         4.7 APPROVALS AND CONSENTS. All authorizations, consents, registrations, exemptions, approvals and licenses (governmental or otherwise) or the taking of any other action (including, without limitation, by the shareholders of the Borrower and any Subsidiary) which are required on the part of Borrower as a condition to the validity or enforceability against the Borrower of this Agreement, the Financing Agreements or any of the instruments or documents delivered or to be delivered pursuant hereto or thereto, have been effected or obtained and are in full force and effect.

         4.8 REGULATION U; SECURITIES EXCHANGE ACT OF 1934. None of the proceeds the Term Loan will be used, directly or indirectly, for the purpose of
(i) purchasing or carrying any margin stock or for any other purpose which might constitute this transaction a "purpose credit" that violates or is inconsistent with Regulation U, or (ii) extending credit to any Person for the purpose of purchasing or carrying any such margin stock or for any other purpose that violates, or is inconsistent with, Regulation X. The Borrower will not take, nor will it permit any agent acting on its behalf to take, any action which might cause this Agreement or any of the Financing Agreements to violate any regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934, in each case as in effect on the date hereof or as amended hereafter.

         4.9 USE OF FUNDS. The proceeds of the Term Loan shall be used to acquire, through Acquisition Corp., shares of stock of Target Corp. pursuant to the Merger Agreement.

         4.10 TAXES. The Borrower has filed or caused to be filed all tax returns required to be filed by it. Except as permitted by Section 5.3 hereof, the Borrower has paid all taxes (including interest and penalties) as shown on such returns or any assessment or notice of tax claim or deficiency received by it to the extent that such taxes have become due. The Borrower has no knowledge of any proposed material tax assessment against or affecting it and is not otherwise obligated by any agreement, instrument or otherwise to contribute to the payment of taxes owed by any other Person. All material tax liabilities are adequately provided for or reserved against on the books of the Borrower in accordance with IAS.

         4.11 LITIGATION. There are no actions, suits, investigations or administrative proceedings of or before any court, arbitrator or governmental authority, pending or threatened against the Borrower or any Subsidiary or their respective properties or assets which (i) either in any case or in the aggregate, if adversely determined, would materially and adversely affect the business, operations, prospects, properties or assets or the condition, financial or otherwise, of the Borrower or such Subsidiary, or (ii) question the validity or enforceability of this Agreement, the Financing Agreements, or any action to be taken in connection with the transactions contemplated hereby or thereby.

         4.12 DISCLOSURE. No certificate, statement, report or other document furnished to the Bank by or on behalf of the Borrower in connection herewith or in connection with any transaction contemplated hereby, or this Agreement, or any Financing Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained therein not misleading.

         SECTION 5. AFFIRMATIVE COVENANTS.

         The Borrower covenants and agrees that, until all of the Obligations are paid and satisfied in full, it shall comply, or cause compliance with, the following covenants:

         5.1 PRESERVATION OF EXISTENCE. The Borrower and each Subsidiary shall preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation and will qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is necessary or desirable in view of its business and operations or in view of the ownership of its properties; provided that Acquisition Corp. may merge into or consolidate with Target Corp.

         5.2 MAINTENANCE OF INSURANCE. The Borrower and each Subsidiary shall maintain at its expense, with financially sound and reputable insurers reasonably acceptable to the Bank, insurance, with respect to its properties and business, against loss or damage of the kinds and in the amounts as Borrower determines reasonably and in good faith to be prudent in light of the risks faced by its business.

         5.3 PAYMENT OF TAXES. The Borrower and each Subsidiary shall pay and discharge promptly all taxes (including, without limitation, all payroll withholdings), assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its property, real, personal or mixed, or upon any part thereof, before the same shall become in default; provided, however, that neither the Borrower nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim if the validity or amount thereof shall be contested in good faith by proper proceedings and if the Borrower or such Subsidiary shall have set aside on its books appropriate reserves.

         5.4 INSPECTION. The Borrower and each Subsidiary shall permit the Bank to have one or more of its officers and employees, or any other Person designated by the Bank, at the Bank's expense, visit and inspect any of the properties of the Borrower and each Subsidiary and to examine the minute books, books of account and other records of the Borrower and each Subsidiary and to make copies thereof or extracts therefrom, and discuss its affairs, finances and accounts with its officers and, at the request of the Bank, with the Borrower's or such Subsidiary's independent accountants, in each case upon the giving of reasonable advance notice and during normal business hours and at such other reasonable times and as often as the Bank may reasonably desire.

         5.5      ACCOUNTING; FINANCIAL STATEMENTS AND OTHER INFORMATION.

                  The Borrower and each Subsidiary shall maintain a system of accounting established and administered in accordance with IAS and will set aside on its books all such proper reserves for each fiscal year for depreciation, obsolescence, amortization, bad debts and other purposes as shall be required by IAS. The Borrower shall deliver, or cause to be delivered, to the
Bank:

                  5.5.1 As soon as practicable following the end of each fiscal quarter of the Borrower, but in any event not later than 75 days thereafter, an unaudited consolidated and consolidating balance sheet of the Borrower as at the end of such quarter and the related consolidated and consolidating statements of income, stockholders equity and cash flows of the Borrower for such quarter, all in reasonable detail and satisfactory in scope to the Bank, setting forth for each such period in comparative form the corresponding figures for the appropriate period of the preceding fiscal year, which statements shall be prepared in accordance with IAS and, subject to normal year-end adjustments, present fairly the financial position of the Borrower as at the end of the period involved;

                  5.5.2 As soon as practicable after the end of each fiscal year of the Borrower, and in any event within 120 days thereafter, a consolidated and consolidating balance sheet of the Borrower as at the end of such fiscal year and the related statements of income, stockholders equity and cash flows of the Borrower for such year, all in reasonable detail and satisfactory in scope to the Bank, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, which statements shall be prepared in accordance with IAS and audited, in the case of the consolidated statements, by independent certified public accountants of recognized standing selected by the Borrower and acceptable to the Bank;

                  5.5.3 Promptly upon receipt thereof, copies of all financial reports (including, without limitation, management letters, if any) submitted to the Borrower and/or any Subsidiary by its auditors, in connection with each annual or interim audit or review of its books by such auditors;

                  5.5.4 Promptly upon the issuance thereof, copies of all reports, if any, sent to the Securities and Exchange Commission or any other governmental agency or any securities exchange by the Borrower or any Subsidiary, and all reports, notices or statements sent by the Borrower or any Subsidiary to the holders of any indebtedness for money borrowed of the Borrower or such Subsidiary or to the trustee under which the same is issued;

                  5.5.5 (i) Concurrently with the delivery of the financial statements required to be furnished pursuant to Sections 5.5.1 through 5.5.2 hereof, a certificate signed by the chief executive officer or chief financial officer of the Borrower, stating (a) that a review of the activities of the Borrower and the Subsidiaries during such period has been made under his immediate supervision with a view to determining whether the Borrower has observed, performed and fulfilled all of its obligations under this Agreement, and (b) that there existed during such period no Event of Default (or any event which with the giving of notice or the passage of time, or both, would become an Event of Default) or if any such Event of Default (or event) did exist, specifying the nature thereof, the period of existence thereof and what action the Borrower or Subsidiary proposes to take, or has taken, with respect thereto; and (ii) promptly upon the occurrence of any Event of Default, a certificate signed by the chief executive officer or chief financial officer of the Borrower specifying the nature thereof and the action the Borrower proposes to take or have taken with respect thereto;

                  5.5.6 With reasonable promptness, such other information respecting the business, operations and financial condition of the Borrower and any Subsidiary as the Bank may reasonably from time to time request;

                  5.5.7 Immediately upon becoming aware of any development or other information which may materially and adversely affect the properties, business, prospects, profits or condition (financial or otherwise) of the Borrower or any Subsidiary or the ability of the Borrower to perform or comply with this Agreement or to pay any of the Obligations, telephonic or telegraphic notice specifying the nature of such development or information and such anticipated effect; and

                  5.5.8 Within ninety (90) days from the Closing Date, the Borrower shall deliver to the Board a pro forma consolidated and consolidating balance sheet, dated as of the Closing Date, prepared in accordance with IAS that gives pro forma effect to the transactions contemplated by the Merger Agreement.

         5.6 COMPLIANCE. The Borrower and each Subsidiary will comply with the requirements of all applicable laws, rules, regulations, orders of any governmental authority, and all agreements to which it is a party, the noncompliance with which laws, rules, regulations, orders and agreements would materially adversely affect the business, operations, prospects or assets, or the condition, financial or otherwise, of the Borrower or such Subsidiary.

         5.7 ERISA. Each of the Borrower and any Commonly Controlled Entity shall maintain compliance in all material respects with the applicable provisions of ERISA. The Borrower will deliver to the Bank, promptly after the filing or receiving thereof, copies of all reports, including annual reports and notices, which the Borrower or any Commonly Controlled Entity files with or receives from the PBGC or the U.S. Department of Labor under ERISA with respect to any Plan; and as soon as possible and in any event within 30 days after the Borrower knows or has reason to know that any Reportable Event or Prohibited Transaction has occurred with respect to any Plan or that the PBGC or the Borrower or any Commonly Controlled Entity has instituted or will institute proceedings under Title IV of ERISA to terminate any Plan, the

Borrower will deliver to the Bank a certificate of the chief executive officer or chief financial officer of the Borrower setting forth the details as to such Reportable Event or Prohibited Transaction or Plan termination and the action the Borrower proposes to take with respect thereto.

         5.8 CHANGE IN BUSINESS. The Borrower shall not make any material change in the character of its business as carried on at the date hereof.

         5.9 NOTIFICATION TO BANK. The Borrower shall promptly notify the Bank of (i) any Event of Default hereunder, (ii) any event, condition or act which with the giving of notice or the passage of time, or both, would constitute an Event of Default hereunder, (iii) any litigation or proceedings that are instituted or threatened (to the knowledge of the Borrower) against the Borrower or any Subsidiary or any of their respective assets, and (iv) each and every default by the Borrower or any Subsidiary under any obligation for borrowed money which would permit the holder of such obligation to accelerate its maturity, including the names and addresses of the holders of such obligation and the amount thereof, in each case describing the nature thereof and the action the Borrower proposes to take with respect thereto.

         5.10 FURTHER ASSURANCES. The Borrower shall duly execute and deliver, or will cause to be duly executed and delivered, such further instruments and documents, and will do or use its commercially reasonable best efforts to cause to be done such further acts as may be reasonably necessary or proper in the Bank's opinion to effectuate the provisions or purposes of this Agreement and the Financing Agreements.

         SECTION 6. INTENTIONALLY OMITTED.

         SECTION 7. EVENTS OF DEFAULT/REMEDIES.

         7.1 EVENTS OF DEFAULT. The occurrence of any one or more of the following events shall constitute an "Event of Default":

                  7.1.1 The Borrower shall fail to pay the principal of, or interest on, the Term Note, or any other fee or charge payable under this Agreement or under any Financing Agreement, as and when due and payable.

                  7.1.2 If a default shall be made by the Borrower in the performance or observance of, or shall occur under, any covenant, agreement or provision contained in Sections 5.2, 5.3, 5.5, 5.6 or 5.7 of this Agreement, and such default shall continue for a period of fifteen (15) days after notice to the Borrower setting forth the specific default or defaults; or

                  7.1.3 If a default shall be made by the Borrower in the performance or observance of, or shall occur under, any covenant, agreement or provision contained in this Agreement (other than as described in Sections 7.1.1 or 7.1.2 above) or any other agreement between the Bank and the Borrower; or if this Agreement or any Financing Agreements shall terminate, be terminable or be terminated or become void or unenforceable for any reason whatsoever without the prior written consent of the Bank; or

                  7.1.4 If a default shall occur in the payment of any principal, interest or premium with respect to any indebtedness for borrowed money or any obligation which is the substantive equivalent thereof (including, without limitation, obligations under conditional sales contracts, finance leases and the like) of the Borrower or any Subsidiary, or under any agreement or instrument under or pursuant to which any such indebtedness or obligation may have been issued, created, assumed, guaranteed or secured by the Borrower or any Subsidiary, in the aggregate amount in excess of $100,000, and such default shall continue for more than the period of grace, if any, therein specified, or if any such indebtedness shall be declared due and payable prior to the stated maturity thereof; or

                  7.1.5 If any representation, warranty or other statement of fact made by or on behalf of the Borrower in this Agreement or in any Financing Agreement or in any writing, certificate, report or statement at any time furnished to the Bank pursuant to or in connection with this Agreement or any Financing Agreements or otherwise, shall be false or misleading in any material respect when given; or

                  7.1.6 If the Borrower or any Subsidiary shall be unable to pay its debts generally as they become due; file a petition to take advantage of any insolvency act; make an assignment for the benefit of its creditors; commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself of a whole or any substantial part of its property; file a petition or answer seeking reorganization or arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state or of any foreign government; or

                  7.1.7 If a court of competent jurisdiction shall enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of the Borrower or any Subsidiary or of the whole or any substantial part of their respective properties, or approve a petition filed against the Borrower or any Subsidiary seeking reorganization or arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state or of any foreign government; or if, under the provisions of any other law for the relief or aid of debtors, a court of competent jurisdiction shall assume custody or control of the Borrower or any Subsidiary or of the whole or any substantial part of their respective properties; or if there is commenced against the Borrower or any Subsidiary any proceeding for any of the foregoing relief and such proceeding or petition remains undismissed for a period of 60 days; or if the Borrower or any Subsidiary by any act indicates its consent to or approval of any such proceeding or petition; or

                  7.1.8 If (i) any judgment, remaining unpaid, unstayed or undismissed for a period of 30 days is rendered against the Borrower or any Subsidiary which by itself or together with all other such judgments rendered against the Borrower or any Subsidiary remaining unpaid, unstayed or undismissed for a period of 30 days is in excess of $100,000, or (ii) there is any attachment or execution against the Borrower's or any Subsidiary's properties remaining unstayed or undismissed for a period of 30 days which by itself or together with all other attachments and executions against the Borrower's or any Subsidiary's properties remaining unstayed or undismissed for a period of 30 days is for an amount in excess of $100,000; or

                  7.1.9 If the Borrower or any Subsidiary shall suspend or have suspended (voluntarily or involuntarily and for whatever reason) the operation of a material portion of its business for a period of 20 days; or

                  7.1.10 Any of the following events shall occur or exist with respect to the Borrower or any Commonly Controlled Entity under ERISA with respect to a Plan; any Reportable Event shall occur; complete or partial withdrawal from any Multiemployer Plan shall take place; any Prohibited Transaction shall occur; a notice of intent to terminate a Plan shall be filed, or a Plan shall be terminated; or circumstances shall exist which constitute grounds entitling the PBGC to institute proceedings to terminate a Plan, or the PBGC shall institute such proceedings to terminate a Plan; and in each case above, such event or condition, together with all other events or conditions, if any, could subject the Borrower or any Subsidiary to any tax, penalty, or other liability which in the aggregate may exceed $100,000; or

         7.1.11 Any change in the condition or affairs (financial or otherwise) of the Borrower or any Subsidiary shall occur which, in the Bank's reasonable opinion, increases the risk with respect to the Term Loan; or

         7.1.12 If SHL TeleMedicine Ltd., an Israeli company, shall at any time cease to own, directly or indirectly, 100% of the issued and outstanding shares of capital stock of the Borrower; or

         7.1.13 If the Borrower shall cease to own, directly or indirectly, all of the shares of Target Corp. acquired by Acquisition Corp. after the Closing Date (or following the merger contemplated by the Merger Agreement, all of the shares of the surviving corporation); or following consummation of the tender offer contemplated by the Merger Agreement, the Borrower shall cease to have the right, directly or indirectly through its interest in Acquisition Corp, to nominate and elect a majority of the directors of Target Corp. The Event of Default set forth in this Section 7.1.13 shall not apply so long as any shares of Target Corp. (or following the merger contemplated by the Merger Agreement, any of the shares of the surviving corporation), directly or indirectly owned by the Borrower, are deemed "margin stock" within the meaning of Regulation U.

         7.2 REMEDIES. Upon the occurrence of any one or more of such Events of Default, the Bank may, at its option, without presentment for payment, demand, notice of dishonor or notice of protest or any other notice, all of which are hereby expressly waived by the Borrower, declare the Term Loan to be due and payable together with interest at the default rate specified in this Agreement or the Term Note; provided, however, that if such event is an event specified in Section 7.1.6 or 7.1.7, then the Term Loan shall automatically become due and payable together with interest at the default rate specified in this Agreement or the Term Note. The Bank shall have all of the rights and remedies set forth in this Agreement and the Financing Agreements, and in any instrument or document referred to herein or therein, and under any other applicable law relating to this Agreement or the Financing Agreements. The Bank may, at its option, cure any default by the Borrower under any agreement with a third party which constitutes, or would with notice or lapse of time or both constitute, an Event of Default hereunder, and may add the amount expended in such cure to the Obligations and charge the Borrower's account therefor, such amounts to be repayable by the Borrower on demand; the Bank shall be under no obligation to effect such cure and shall not by making any payment for the Borrower's account be deemed to have assumed any obligation or liability of the Borrower.

         SECTION 8. MISCELLANEOUS.

         8.1 EXPENSES. The Borrower, whether or not the transactions contemplated hereby are consummated, shall pay to the Bank, or reimburse the Bank for, all out-of-pocket expenses incurred by the Bank in connection with the preparation, administration and enforcement of this Agreement, the Financing Agreements, all other agreements, instruments and documents executed and delivered in connection herewith and therewith, and the transactions contemplated hereunder and thereunder, together with any amendments, supplements, consents or modifications which may be hereafter made or entered into in respect thereof, including, but not limited to, filing fees, expenses for searches, and the reasonable fees and disbursements of counsel to the Bank. The Bank is hereby authorized to charge any amounts payable hereunder directly to the account(s) of the Borrower maintained with the Bank.

         8.2 SURVIVAL OF AGREEMENT. All agreements, representations and warranties contained herein or made in writing by the parties hereto in connection with the transactions contemplated hereby shall survive the execution and delivery of this Agreement, the Financing Agreements and the consummation of the transactions contemplated herein or therein regardless of any investigation made by or on behalf of the Bank.

         8.3 NO WAIVER; CUMULATIVE REMEDIES. No failure to exercise, and no delay in exercising on the part of the Bank, any right, power or privilege under this Agreement or under any of the Financing Agreements or other documents referred to herein or therein shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, power and privilege. The rights and remedies of the Bank hereunder and under the Financing Agreements and under any other present and future agreements between the Bank and the Borrower are cumulative and not exclusive of any rights or remedies provided by law, or under any of said Financing Agreements or agreements and all such rights and remedies may be exercised successively or concurrently.

         8.4      NOTICES AND DELIVERIES.

                  8.4.1 MANNER OF DELIVERY. Except as otherwise expressly provided in this Agreement, all notices, communications and materials to be given or delivered pursuant to this Agreement or any of the Financing Agreements shall be given or delivered in writing (which shall include telecopy transmissions).

                  8.4.2 ADDRESSES. All notices, communications and materials to be given or delivered pursuant to this Agreement or any of the Financing Agreements shall be given or delivered at the following respective addresses and telecopier numbers and to the attention of the following individuals or departments:

                             (i)  if to the Borrower, to it at:

                           SHL TELEMEDICINE NORTH AMERICA, INC.
                           Lasa, Monroig & Veve
                           2121 K Street, N.W., Suite 800
                           Washington, DC 20037

                           Telecopier No.: (202)-261-3523

                           Attention: Brian Alperstein


                             (ii)  if to the Bank, to it at:

                           Bank Leumi USA
                           564 Fifth Avenue
                           New York, New York 10036

                           Telecopier No.: (212)-626-1072

                           Attention:  Michaela Klein, Senior Vice President

or at such other address or telecopier number or to the attention of such other individual or department as the party to which such information pertains may hereafter specify for the purpose in a notice to the other specifically captioned "Notice of Change of Address".

                  8.4.3 EFFECTIVENESS. Each notice and communication and any material to be given or delivered pursuant to this Agreement or any of the Financing Agreements shall be deemed so given or delivered (i) if sent by registered or certified mail, postage prepaid, return receipt requested, on the third Business Day after such notice, communication or material, addressed as above provided, is delivered to a United States post office and a receipt therefor is issued thereby, (ii) if sent by any other means of physical delivery, when such notice, communication or material is delivered to the appropriate address as above provided, (iii) if sent by telecopier, when such notice, communication or material is transmitted to the appropriate telecopier number as above provided and is received at such number, PROVIDED HOWEVER, that in each of the foregoing cases notices of change of address, or telecopier number shall not be deemed given until received.

        8.5 AMENDMENTS AND WAIVERS. Neither this Agreement, nor any of the Financing Agreements or any other instrument or document referred to herein or therein may be changed, waived, discharged or terminated orally, except by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

        8.6 APPLICABLE LAW. This Agreement and the Financing Agreements and any other document referred to herein or therein and the obligations of the parties hereunder or thereunder are being executed and delivered in New York, New York and shall be construed and interpreted in accordance with the laws of the State of New York applied to agreements entered into and performed therein.

        8.7 SUCCESSORS. This Agreement, the Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by the parties and their respective heirs, successors and assigns, except that the Borrower may not assign its rights under this Agreement, the Financing Agreements and any other document referred to herein or therein without the prior written consent of the Bank.

        8.8 PARTIAL INVALIDITY. If any provision of this Agreement or the Financing Agreements is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement or the Financing Agreements as a whole but this Agreement or the particular Financing Agreement, as the case may be, shall be construed as though it did not contain the particular provision or provisions held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by law.

        8.9 HEADINGS AND WORD MEANINGS. The headings used herein are for convenience only and do not constitute matters to be considered in interpreting this Agreement. The words "herein," "hereinabove," "hereof," and "hereunder," when used anywhere in this Agreement, refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires. The singular shall include the plural, the masculine gender shall include the feminine and neuter and the disjunctive shall include the conjunctive, and vice versa, unless the context otherwise requires.

        8.10 WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT, THE FINANCING AGREEMENTS OR ANY AGREEMENT, INSTRUMENT OR DOCUMENT DELIVERED PURSUANT HERETO OR THERETO, OR THE VALIDITY, PROTECTION, INTERPRETATION, ADMINISTRATION, COLLECTION OR ENFORCEMENT HEREOF OR THEREOF, OR ANY OTHER CLAIM OR DISPUTE HEREUNDER OR THEREUNDER.

        8.11 JURISDICTION; SERVICE OF PROCESS. THE BORROWER HEREBY IRREVOCABLY CONSENTS TO THE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK FOR THE COUNTY OF NEW YORK, AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN

CONNECTION WITH ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE FINANCING AGREEMENTS OR ANY AGREEMENT, DOCUMENT OR INSTRUMENT DELIVERED PURSUANT HERETO OR THERETO. IN ANY SUCH LITIGATION, BORROWER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS AND AGREES THAT THE SERVICE THEREOF MAY BE MADE BY CERTIFIED MAIL DIRECTED TO IT AT ITS ADDRESS SET FORTH HEREIN, OR DESIGNATED IN WRITING PURSUANT TO, THIS AGREEMENT OR IN ANY OTHER MANNER PERMITTED BY THE RULES OF EITHER OF SAID COURTS.

         8.12 INDEMNITY. The Borrower hereby agree to defend, indemnify, and hold the Bank harmless from and against any and all claims, damages, investigations, judgments, penalties, costs and expenses (including attorney fees and court costs now or hereafter arising from the aforesaid enforcement of this clause) arising directly or indirectly from the activities of the Borrower, and each Subsidiary, their respective predecessors in interest, or third parties with whom either has a contractual relationship, their respective use of proceeds of the Term Loan, or arising directly or indirectly from the violation of any environmental protection, health, or safety law, whether such claims are asserted by any governmental agency or any other Person. This indemnity shall survive termination of this Agreement.

         8.13 MARSHALLING; RECOURSE TO SECURITY; PAYMENTS SET ASIDE. The Bank shall not be under any obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations of the Borrower to the Bank hereunder or under the Financing Agreements or otherwise. Recourse to security shall not be required at any time. To the extent that the Borrower makes a payment or payments to the Bank, or the Bank exercises its rights of set-off, and such payment or payments or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.

         8.14 SET-OFF. In addition to any rights and remedies of the Bank now or hereafter provided by law, the Bank shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, on the occurrence and during the continuation of any Event of Default to set off and apply against any Obligation, whether matured or immature, of the Borrower any amount owing from the Bank to the Borrower, at or at any time after the happening of any such Event of Default, and such right of set-off may be exercised by the Bank against the Borrower or against any trustee in bankruptcy, debtor-in-possession, assignee for the benefit or creditors, receiver, or execution, judgment or attachment creditor of any of them, notwithstanding the fact that such right of set-off shall not have been exercised by the Bank before the making, filing or issuance, or service on the Bank, of, or of notice of, any such event or proceeding.

         8.15 COUNTERPARTS; FACSIMILE SIGNATURE. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective when copies hereof which, when taken together, bear the signatures of each of the parties hereto shall be delivered to the Bank. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed signature page hereto.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.


                                SHL TELEMEDICINE NORTH AMERICA, INC.


                                By: /s/
                                    ---------------------------------
                                    Name:
                                    Title:



                                BANK LEUMI USA



                                By: /s/
                                    ---------------------------------
                                    Name:
                                    Title:

                                                                       EXHIBIT A

                                    TERM NOTE

                  FOR VALUE RECEIVED, the undersigned, SHL TELEMEDICINE NORTH AMERICA, INC., a Delaware corporation ("the Borrower"), PROMISES TO PAY to the order of BANK LEUMI USA (the "Bank") at its office at 564 Fifth Avenue, New York, New York 10036, or at such other place as may be designated by the holder hereof in writing, the principal sum of TWENTY FOUR MILLION ($24,000,000.00) DOLLARS, in two installments, the first installment to be in the amount of $5,000,000 and to be due and payable on the first anniversary of this Term Note, and the second and final installment to be in the remaining outstanding principal balance of this Term Note and to be due and payable on the second anniversary of this Term Note.

                  Interest on the outstanding principal sum of this Term Note shall be payable at the rates and at the times provided in that certain Loan Agreement, dated the date hereof, between the Borrower and the Bank (the "Loan Agreement").

                  This Term Note is the Term Note referred to in, and is entitled to the benefits of, the Loan Agreement. The Loan Agreement, among other things, contains provisions for acceleration of the maturity of this Term Note upon the happening of certain stated events that are specified in the Loan Agreement.

                  The Borrower hereby waives presentment, demand for payment, notice of protest and all other demands in connection with the delivery, acceptance, performance, default or enforcement of this Term Note.

                  This Term Note shall be governed by the laws of the State of New York without giving effect to its choice of law provisions. No amendment, modification or waiver of any provision of this Term Note nor consent to any departure by the Borrower therefrom shall be effective unless the same shall be in writing and signed by the Bank and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.


Dated as of: April 2, 2002



                                SHL TELEMEDICINE NORTH AMERICA, INC.



                                By:
                                    ---------------------------------
                                    Name:
                                    Title: